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                                                                      EXHIBIT 4c


                             ARTICLES OF AMENDMENT

                                     TO THE

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                       OF

                                   MESA INC.

                                 June 25, 1996


                 MESA Inc., a Texas corporation (the "Company"), pursuant to the provisions of Article 4.02 and 4.04 of the Texas Business Corporation Act (the "TBCA"), hereby adopts the following Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (these "Articles of Amendment"):


                                  ARTICLE ONE

                 The Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") are hereby amended by these Articles of Amendment as follows:

                 (a) The first paragraph of Article IV of the Articles of Incorporation is hereby amended to read as follows:

                 "The aggregate number of shares that the Company shall have the authority to issue is 1,100,000,000 shares, consisting of 600,000,000 shares of Common Stock, par value $0.01 per share, and 500,000,000 shares of Preferred Stock, par value $0.01 per share."
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                          (b)     Article VII of the Articles of Incorporation
is hereby deleted in its entirety and replaced with the following:

                                  "ARTICLE VII

                 Except to the extent required by the TBCA and as provided in the resolutions of the Board of Directors authorizing any series of preferred stock of the Company, no action required or permitted by the TBCA to be taken at any annual or special meeting of the shareholders of the Company may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied."


                                  ARTICLE TWO

                 The amendments provided for in these Articles of Amendment have been approved by the Board of Directors of the Company pursuant to resolutions adopted on April 26, 1996, and these Articles of Amendment have been duly adopted by the shareholders of the Company on June 25, 1996 (the "Adoption Date") pursuant to Article 4.02 of the TBCA.


                                 ARTICLE THREE

                 On the Adoption Date, 64,050,009 shares of Common Stock were outstanding, all of which were entitled to vote on these Articles of Amendment. 34,153,553 shares of Common Stock were voted in favor of these Articles of Amendment and 8,532,498 shares of Common Stock were voted against these Articles of Amendment.

                 On the Adoption Date, no shares of Preferred Stock were outstanding and entitled to vote on these Articles of Amendment.
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                 IN WITNESS WHEREOF, these Articles of Incorporation have been executed on the date first above written by the undersigned duly qualified and acting officer of the Company.



                                           MESA INC.



                                           By:  /s/ STEPHEN K. GARDNER
                                               --------------------------------
                                                    Stephen K. Gardner
                                                    Vice President and
                                                    Chief Financial Officer